2000 Kaliste Saloom Road, Suite 300	P	337-232-3312	b SF CPAS.C OM
Lafayette, LA 70508	F	337-237-3614

OTHER LOCATIONS:
Eunice Morgan City Abbeville

Exhibit 16.0

March 8, 2021

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Dear Sir/Madam:

We have read statements made by St. Landry Homestead Federal Savings Bank, which we understand will be filed with the U.S. Securities and Exchange Commission within the prospectus constituting part of the Registration Statement of Catalyst Bancorp, Inc. under the heading “Change in Accountants” as required by item 304 of the SEC’s Regulation S-K. We confirm that we are in agreement with the statements contained therein.

Very truly yours,

Darnall, Sikes & Frederick

(A Corporation of Certified Public Accountants)